UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013
Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-147019	73-1733867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Sutter Street, 22nd Floor San Francisco, CA	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 593-5400
Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

 On January 15, 2013, Prosper Marketplace, Inc. (“Prosper”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain new investors and certain of its existing investors (each, a “Share Purchaser” and, collectively, the “Share Purchasers”), pursuant to which, Prosper issued and sold to such Share Purchasers (either directly or through certain of their respective affiliates) 138,681,680 shares of Prosper’s Series A Preferred Stock (the “Shares”) for an aggregate purchase price of $20 million. The Share Purchasers included: SC Prosper Holdings LLC, Merlin Acorn, LP, Draper Fisher Jurvetson, TomorrowVentures 2010 Fund, LLC, QED Fund I, L.P. and Eric & Erica Schwartz Investments LLC.

Under the terms of the Shares, the Share Purchasers have the right to convert the Shares into common stock at any time. In addition, the Shares automatically convert into common stock (i) immediately prior to the closing of an IPO that values Prosper at least at $200 million and that results in aggregate proceeds to Prosper of at least $40 million or (ii) upon a written request from the holders of at least 70% of the voting power of the outstanding preferred stock (on an as-converted basis). In addition, if a holder of the Shares has converted any of the Shares, then all of such holder’s shares of Series A-1 Preferred Stock also will be converted upon a liquidation event. In lieu of any fractional shares of common stock to which a holder would otherwise be entitled, Prosper shall pay such holder cash in an amount equal to the fair market value of such fractional shares, as determined by Prosper’s Board of Directors (the “Board”). At present, the Series A Preferred Stock converts into Prosper common stock at a 1:1 ratio while the Series A-1 converts into Prosper common stock at a 10,000,000:1 ratio.

Prior to entering into the Purchase Agreement, there was no material relationship between Prosper and any of the Share Purchasers except to the extent that certain of the Share Purchasers participated in Prosper’s previous equity and debt financings. In addition, the following individuals are affiliated with one of the Share Purchasers: Pat Grady is a partner at Sequoia Capital, which controls SG US GF V Holdings, Ltd., which is the sole member of SC Prosper Holdings LLC; Stephan P. Vermut is the general partner of Merlin Acorn, LP; Timothy Draper is a Managing Director at Draper Fisher Jurvetson; Court Coursey is the managing member of Tomorrow Ventures LLC, which is the managing member of TomorrowVentures 2010 Fund, LLC; Nigel Morris is the managing partner of QED Partners LLC, the general partner of QED Fund I, L.P.; and Eric Schwartz is affiliated with Eric & Erica Schwartz Investments LLC.

Item 3.02 Unregistered Sale of Equity Securities

The information set forth in Item 1.01 is hereby incorporated by reference. The Shares were sold in reliance on Section 4(2) of the Securities Act of 1933, which exempts from registration sales by an issuer not involving any public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is hereby incorporated by reference. In connection with entering into the Purchase Agreement, the following leadership changes have taken place at Prosper:

•	Pat Grady, who is a partner of Sequoia Capital, was elected to serve on Prosper’s Board as of January 15, 2013.

•	Dawn G. Lepore has resigned as Prosper’s acting President and Chief Executive Officer, effective as of January 22, 2013.

•
Stephan P. Vermut, age 66, has been appointed to serve as Prosper’s Chief Executive Officer and elected to serve on Prosper’s Board, effective as of January 22, 2013. In connection with entering into the Purchase Agreement, Prosper agreed to grant to Mr. Vermut options to purchase 18,490,897 shares of Prosper’s fully diluted common stock, on an as converted basis, at an exercise price per share equal to the fair market value of Prosper’s common stock as determined by the Board.

•
Mr. Vermut most recently served as Managing Director, Head of Prime Services at Wells Fargo Prime Services, LLC (formerly Merlin Securities, LLC). Mr. Vermut founded and served as Chairman of the Board, Chief Executive Officer and Managing Partner of Merlin Securities, LLC until it was acquired by Wells Fargo Securities in 2012. Mr. Vermut served as President and Chief Executive Officer of Montgomery/Bank of America Prime Brokerage from 1995 to 2003. Prior to that, Mr. Vermut was a Partner of Furman Selz in New York and Managing Director of the Prime Brokerage Division of Furman Selz. Mr. Vermut has over 35 years of Wall Street experience, which includes 11 years in institutional sales at L.F. Rothschild & Co. Mr. Vermut received a B.S. in Business Administration from Babson College. Prosper believes that Mr. Vermut’s financial and business expertise, including his background of founding, managing and directing financial and technology-enabled service companies, give him the qualifications and skills to serve as a Director and Chief Executive Officer.

•
In connection with the financing and as part of a planned restructuring of the Board, Christian A. Larsen, Timothy Draper, Gary B. (“Court”) Coursey, Nigel Morris and Eric Schwartz have resigned as members of the Board, effective January 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: January 22, 2013	By	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel & Secretary